Exhibit 99.2

SABA ANNOUNCES INCREASE IN SHARE REPURCHASE PROGRAM

REDWOOD SHORES, Calif. — January 6, 2011 — Saba (NASDAQ: SABA), the premier provider of people systems, today announced that its Board of Directors has approved a $5.0 million increase to its share repurchase program. With this increase, the Company now has approximately $8.2 million available under its repurchase program.

Saba has repurchased within the last 18 months an aggregate of 1,717,145 shares of its common stock, of which 332,225 shares were repurchased under its repurchase plan for an aggregate purchase price of approximately $1.8 million and 1,384,920 shares were repurchased in a negotiated transaction for approximately $4.9 million.

Depending on market conditions, shares may be repurchased from time to time at prevailing market prices through open market or privately negotiated transactions. No date was established for the completion of the share repurchase program.

The Company is not obligated to purchase any shares. Subject to applicable corporate securities laws, repurchases may be made at such times and in such amounts as the Company’s management deems appropriate. Purchases under the program can be discontinued at any time management feels additional purchases are not warranted. The Company will finance the repurchase with funds from operations.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements relating to anticipated future share repurchases under the Company’s share repurchase program. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially are changes in the Company’s stock price, liquidity needs or market fluctuations. Additional factors that could cause actual results to differ are discussed in the Company’s Form 10-K for the fiscal year ended May 31, 2010 and in its other periodic reports on file with the Securities and Exchange Commission. All forward-looking statements in this release are made as of the date hereof and the Company assumes no obligation to update any forward-looking statement.

About Saba

Saba (NASDAQ:SABA) provides a new class of people systems that combine people learning, people performance and people collaboration solutions. Today’s people-driven enterprises are using Saba ‘s solutions to mobilize and engage people around new strategies and initiatives, align and connect people to accelerate the flow of business, and cultivate, capture and share individual and collective knowhow to effectively compete and succeed.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Saba’s solutions are available in the cloud (both the public and private) and are underpinned by global services capabilities and partnerships encompassing strategic consulting, comprehensive implementation services, and ongoing worldwide support.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791.

SABA, the Saba logo, Saba Centra, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.